Exhibit 21
SUBSIDIARIES OF NISOURCE
as of December 31, 2012

Segment/Subsidiary	State of Incorporation
GAS DISTRIBUTION OPERATIONS
Bay State Gas Company d/b/a Columbia Gas of Massachusetts	Massachusetts
Columbia Gas of Kentucky, Inc.	Kentucky
Columbia Gas of Maryland, Inc.	Delaware
Columbia Gas of Ohio, Inc.	Ohio
Columbia Gas of Pennsylvania, Inc.	Pennsylvania
Columbia Gas of Virginia, Inc.	Virginia
NiSource Retail Services, Inc.	Delaware

ELECTRIC OPERATIONS
Northern Indiana Public Service Company*	Indiana

GAS TRANSMISSION AND STORAGE OPERATIONS
Columbia Gas Transmission, L.L.C.	Delaware
Columbia Gulf Transmission Company	Delaware
Central Kentucky Transmission Company	Delaware
Crossroads Pipeline Company	Indiana
NiSource Gas Transmission & Storage Company	Delaware
NiSource Midstream & Minerals Group, L.L.C.	Delaware

CORPORATE AND OTHER OPERATIONS
Columbia Energy Group	Delaware
EnergyUSA, Inc.	Indiana
EnergyUSA-TPC Corp.	Indiana
NiSource Capital Markets, Inc.	Indiana
NiSource Corporate Services Company	Delaware
NiSource Development Company, Inc.	Indiana
NiSource Energy Technologies, Inc.	Indiana
NiSource Finance Corp	Indiana
NiSource Insurance Corporation, Inc.	Utah
NIPSCO Accounts Receivable Corporation	Indiana
Columbia Gas of Ohio Receivables Corporation	Delaware
Columbia Gas of Pennsylvania Receivables Corporation	Delaware
* Reported under Gas Distribution Operations and Electric Operations.